EXHIBIT 10.36
SEVERANCE AGREEMENT
This Severance Agreement is effective this ________ day of _______, _____ by and between _______________ (“Employee”) and Family Dollar Stores, Inc., and its subsidiaries and affiliated companies (collectively, the “Company”).
1.Recitals. Employee and the Company recite the following:
A.Employee is employed by the Company in a position of senior leadership.

B.The Company desires to obtain the agreement of Employee to certain restrictive covenants and other provisions as set forth herein in exchange for Employee's receipt of good and valuable consideration to which Employee was not previously entitled, including without limitation: (i) the Company's agreement to provide certain severance payments as described herein, (ii) the Company's employment of Employee effective as of ____________, ________, (iii) [To be filled in based on Employee's offer of employment] or [for existing employees, consideration provided e.g., “a compensation increase, effective_____, in the amount of_____)”].
C.Notwithstanding any provision of this Severance Agreement, the Company and Employee agree that Employee's employment with the Company is “at will” and may be terminated at any time with or without “Cause” without any liability or obligation of the Company except as expressly set forth herein.
2.Definitions. When used in this Severance Agreement the following terms and provisions shall have the meanings set forth herein:
A.“Cause” - “Cause” means any of the following acts by Employee, if the act or acts of Employee are determined by the Company to constitute “Cause”: (a) gross neglect of duty; (b) intentionally engaging in any activity that is in conflict with or adverse to the business or reputation of the Company; (c) engaging in any act involving moral turpitude; (d) conviction of a felony, or conviction of a misdemeanor where active imprisonment is imposed; (e) falsification of any Company records or engaging in any misappropriation, fraud, breach of fiduciary duty or dishonesty that affects the Company's business or reputation; (f) disclosure of the Company's confidential or proprietary information in violation of this Agreement or applicable law; (g) Employee's failure to comply with reasonable written directives of the individual to whom Employee reports or of the Chairman of the Board or the Board of Directors of the Company, after reasonable notice of the deficiency and a reasonable opportunity to cure; (h) chronic and unexcused absenteeism; (i) willful or intentional violation of any law or regulations to which the Company is subject; (j) failure to comply with the material terms of this Agreement after reasonable notice and a reasonable opportunity to cure; (k) the willful and material violation of the Company's policies, including its Code of Ethics; and (l) the willful failure to cooperate with any investigation authorized by the General Counsel or the Board of Directors of the Company. The determination of the Company as to the extension of “Cause” shall be in the sole discretion of the Company and shall be conclusive on the parties to the Agreement.
B.“Change in Control” - Change in Control shall have the meaning set forth in Section 2.1(f) of the 2006 Incentive Plan; provided, however, that to the extent applicable under Section 409A of the Code, for purposes of paying certain severance payments within 24 months after a Change in Control under Paragraph 4 below, Change in Control shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code.
C.“Code” - Code means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying final regulations.
D.“Company's Business” - The Company's Business means the operation of multi-merchandise retail stores, the majority of which stores each have 25,000 square feet or less of total selling space, and that sell or that offer for sale basic merchandise for family and home needs, including perishable and non-perishable goods.

E. “Competitor” - Competitor means:

(i)	any of the following entities: Dollar General, Dollar Tree, Fred's, Big Lots, 99 Cent Stores, Walgreens, CVS, Rite Aid, Wal-Mart, Kmart, five Below, and Target;

(ii)
any person or entity who owns or operates multi merchandise retail stores that each have 25,000 square feet, or less, of total selling space, and that sell, or offer for sale, merchandise that is the same or substantially similar to merchandise sold or offered for sale by the Company;

(iii)
any person or entity who owns or operates or has developed plans to own or operate multi-merchandise retail stores that have 25,000 square feet, or less, of total selling space, and that will sell, or offer for sale merchandise that is the same as or substantially similar to merchandise offered for sale by the Company.

F. “Confidential Company Information” - Confidential Company Information means, unless otherwise available to the public (provided the information has not become available to the public as a result of any unauthorized action on the part of Employee), (i) any and all information relating to the Company's methods of operation, source of merchandise supply, organizational details, personnel information (including, but not limited to, information related to employee compensation), marketing plans, market assessments, business plans, strategic plans, forecasts, or financial information or data; (ii) any and all information relating to the Company's real estate activities including, but not limited to, landlords, prospective landlords, and lease data; (iii) the specific terms of the Company's agreements or arrangements with any officers, directors, employees, vendors, suppliers, or any other entity with which the Company may be affiliated from time to time, including, but not limited to, the value of any consideration provided or received by the Company or the expiration date of any such agreement or arrangement; and (iv) any and all information of a technical or proprietary nature developed by or acquired by the Company or made available to the

Company and its employees by vendors, suppliers, contractors, or other employees of the Company, on a confidential basis, including, but not limited to, ideas, concepts, designs, specifications, prototypes, techniques, technical data or know-how, formulae, methods, research and development, and inventions, as such Confidential Company Information may exist from time to time and whether in electronic, print or other form and all copies, notes, or other reproductions thereof.
G.“Disability” - Disability shall have the meaning set forth in Section 2.1(m) of the 2006 Incentive Plan.
H.“Employee's Termination Date” - Employee's Termination Date means the date of Employee's termination of employment with the Company, regardless of: (i) the date, cause, or manner of such termination of employment; (ii) whether such termination is with or without Cause or is a result of Employee's resignation; or (iii) whether the Company provides severance benefits to Employee under this Agreement.

I.“Good Reason” shall mean any of the following conditions (each a “Condition”) that arises without the consent of Employee during the twenty-four (24) month period beginning on the effective date of a Change in Control as defined in this Agreement, and the Condition has not been cured as set out below:
i.     A material diminution in Employee's base compensation.
ii.    A material diminution in Employee's authority, duties, or responsibilities, or the authority, duties, or responsibilities of the supervisor (including the Board of Directors of the Company, if applicable) to whom Employee is required to report.
iii.    A material diminution in the budget over which Employee retains authority.
iv.    A material change in the geographic location at which Employee must perform the services required pursuant to this Agreement.

v.    Any other action or inaction that constitutes a material breach by the Company of this Agreement.
Within thirty (30) days of the initial existence of the Condition, Employee must provide notice to the Company of the existence of the Condition, and the Company shall have forty-five (45) days following receipt of such notice to cure the Condition. If the Condition is cured within forty-five (45) days of such notice, Employee is not entitled to any payment as the result of a termination of employment based on that occurrence of the circumstances that would otherwise constitute Good Reason.
J. “Incentive Bonus Plan” - The annual cash incentive bonus plan established pursuant to the Guidelines for Annual Cash Bonus adopted under the 2006 Incentive Plan.
K. “Restricted Territory” - Restricted Territory means any state in the United States of America, or any state in Mexico, in which (i) the Company is conducting the Company's Business on Employee's Termination Date, (ii) the Company is conducting the Company's Business on the Date of this Agreement; or (iii) the Company has existing plans to conduct the Company's Business on Employee's Termination Date and Employee has knowledge, or should have knowledge of such Company plans. For purposes of this definition, the District of Columbia and each of any commonwealths, territories, or possessions of the United States shall be regarded as a “state of the United States of America.”
L. “Target Bonus” - Target Bonus means Employee's “target bonus” for the applicable fiscal year within the meaning of Section 4 of the Incentive Bonus Plan.
M. “Trade Secret” - Trade Secret means any item of Confidential Company Information that constitutes a trade secret under the common law or statutory law of the State of Delaware or the State of North Carolina, namely N.C. Gen. Stat. §§ 66-152 et seq., but such definition of “Trade Secret” shall not alter either the Company's rights or Employee's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

N. “2006 Incentive Plan” - The Family Dollar Stores, Inc. 2006 Incentive Plan, as in effect from time to time, as amended, or any successor to such plan.
3.     Severance Upon Termination Without Cause Prior to a Change in Control. Subject to the provisions of this Agreement, in the event of the termination of Employee's employment (a) by the Company without Cause, (b) following Employee's Disability or (c) upon Employee's death, in each case prior to a Change in Control, the Company shall provide Employee with the following severance benefits:
A.    The Company shall continue the payment of Employee's base salary in effect on Employee's Termination Date for a period of twelve (12) months. Such salary continuation payments shall be paid in a series of substantially equal installments in accordance with the regular payroll practices of the Company as in effect as of Employee's Termination Date over said period, commencing as soon as administratively practicable, but in no event more than sixty (60) days, following Employee's Termination Date (except as otherwise required by Paragraph 16). Such salary continuation payments shall not be considered eligible compensation under any of the Company's employee benefit plans.
B.    If Employee's Termination Date is after the end of the Company's fiscal year but prior to the payment date of any bonus under the Incentive Bonus Plan for such fiscal year, the Company shall pay Employee the portion of the Target Bonus earned by Employee for such fiscal year according to the terms of the Incentive Bonus Plan (i.e., based on the Company's applicable performance level and, to the extent applicable, Employee's performance rating for the fiscal year), without regard to any requirement in the Incentive Bonus Plan otherwise requiring Employee to remain employed through the bonus payment date. In addition, Employee shall be eligible to receive a pro rated bonus under the Incentive Bonus Plan for the fiscal year of the Company in which such termination of employment occurs, without regard to any requirement in the Incentive Bonus Plan otherwise requiring Employee to remain employed through the bonus payment date, based on the number of completed weeks during the applicable fiscal year through Employee's Termination Date and further based on the Company's applicable performance level for the fiscal year and, if available and to the extent applicable, Employee's performance rating for the fiscal year (or if no such performance rating is available, assuming a performance rating of “satisfactory” or its equivalent). Any such payment shall be made to Employee at the same time the Company makes payments to other participants in the Incentive Bonus Plan. Notwithstanding the preceding or any provision of the Incentive Bonus Plan to the contrary, any bonus payment pursuant to the Incentive Bonus Plan payable to Employee under the terms of that plan and/or this Agreement shall be paid as soon as administratively practicable following the end of the relevant performance period but in no event later than two and one half (2½) months following the end of the Company's fiscal year in which the relevant performance period ends.

C.    If Employee elects continuing group health coverage under a group health plan sponsored by the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then for the number of months set forth in clause A above after Employee's Termination Date, but not to exceed the shorter of eighteen (18) months or date on which Employee becomes eligible to participate in another employer-sponsored group health benefit plan, the Company shall pay for the same proportion of the monthly cost of such COBRA continuation coverage as the Company paid for the monthly cost of group health coverage under such plan during the last calendar month prior to Employee's Termination Date for Employee and Employee's dependents who elect COBRA continuation coverage, subject to applicable laws and the provisions of the group health plan, as amended from time to time by the Company at its sole discretion.
Such payments and benefits provided by the Company to Employee as set forth in Paragraphs 3 A, B and C are herein called “Termination Compensation.” Such Termination Compensation shall be reduced, in whole or in part, by: (x) all other salary, bonus, consulting fees or other compensation received by or payable to

Employee for services rendered in any capacity to any third party during the period that such Termination Compensation is paid, with the exception of any compensation received for service on a board of directors at the time of termination or other similar arrangement that existed at the time of termination and (y) all disability or life insurance payments made pursuant to disability or life insurance policies provided by and paid for by the Company to Employee and which payments are received during the period that such Termination Compensation is paid. Employee agrees to pursue reasonable, good faith efforts to obtain other employment in a position suitable to Employee's background and experience. Moreover, Employee agrees to notify the Company within three business days of obtaining other employment during the time period in which Employee is receiving Termination Compensation. Such notification to the Company shall include Employee's salary in the new position, when employment will commence, the amount of any signing bonus, when health insurance with the new employer will commence, and any other information necessary for the Company to calculate any reduction in Termination Compensation under the provisions of this paragraph. Notwithstanding any of the foregoing, Employee's Termination Compensation shall be subject to forfeiture as set forth below in Paragraph Five.
4.     Severance Upon Termination Without Cause Following a Change in Control. Subject to the provisions of this Agreement, in the event of the termination of Employee's employment (a) by the Company without Cause, (b) by Employee for Good Reason, (c) following Employee's Disability or (d) upon Employee's death, in each case within twenty-four (24) months after a Change in Control, the Company shall provide Employee with the following severance benefits:
A.     The Company shall pay to Employee in a lump sum in cash within thirty (30) days after the date of such termination of employment an amount equal to the product of (x) one and one-half (1½) and (y) the sum of (A) Employee's base salary at the highest annual rate in effect during the period beginning immediately prior to the Change in Control through Employee's Termination Date and (B) the average of the bonuses, if any, paid or payable to Employee under the Incentive Bonus Plan for each of the three (3) fiscal years preceding the fiscal year in which Employee's

Termination Date occurs (or such fewer number of fiscal years for which Employee was eligible to receive a bonus under the Incentive Bonus Plan).
B.     If Employee elects continuing group health coverage under a group health plan sponsored by the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then for the number of years represented by the multiple set forth in clause A (x) above after Employee's Termination Date, but not to exceed the shorter of eighteen (18) months or the date on which Employee becomes eligible to participate in another employer-sponsored group health benefit plan, the Company shall pay for the same proportion of the monthly cost of such COBRA continuation coverage as the Company paid for the monthly cost of group health coverage under such plan during the last calendar month prior to Employee's Termination Date for Employee and Employee's dependents who elect COBRA continuation coverage, subject to applicable laws and the provisions of the group health plan as amended from time to time by the Company at its sole discretion. Employee's right in connection with or following a Change in Control to receive a pro rata bonus under the Incentive Bonus Plan or any other incentive compensation program under the 2006 Incentive Plan shall be determined in accordance with the provisions of Section 15.7 or such successor provisions of the 2006 Incentive Plan. Notwithstanding the preceding or any provision of the Incentive Bonus Plan to the contrary, any bonus payment pursuant to the Incentive Bonus Plan payable to Employee under the terms of that plan and/or this Agreement shall be paid as soon as administratively practicable following the end of the relevant performance period but in no event later than two and one half (2½) months following the end of the Company's fiscal year in which the relevant performance period ends.
5.     Restrictive Covenants; Non-Disclosure Obligations; Forfeiture of Termination Compensation. Employee and the Company understand and agree that the purpose of the provisions of this Paragraph 5 is to protect the legitimate business interests of the Company, especially within the multi-merchandise retail industry, in light of Employee's leadership position with the Company and exposure and access to Confidential Company Information and Trade Secrets. Employee and the Company further agree and understand that the multi-merchandise retail industry and the Company's Business are national in scope and that the Company has plans to expand the Company's Business internationally. Employee acknowledges that the employment and post-employment restrictions set forth in this Paragraph 5 are therefore reasonable, legitimately protect the Company's Business, and do not, and will not, unduly impair Employee's ability to earn a living during or after Employee's employment with the Company. As a result of Employee's educational background, prior work experience, and Employee's employment and position with the Company, Employee possesses general skills and knowledge enabling Employee, if need be, to pursue profitable work in businesses not competitive with the Company's Business. [[Only included in new hire Agreements] Employee acknowledges that Employee does not have an agreement with a previous employer restricting, or that could be construed as restricting, Employee from working for the Company.]
Therefore, in consideration of good and valuable consideration to which Employee was not previously entitled, including, without limitation, as is set forth in Paragraph 1.B above, Employee agrees as follows:
A.Covenant Not to Compete.
(i)    Employee agrees that during Employee's employment with the Company and for the period of twelve (12) months immediately following Employee's Termination Date (such period not to include any period(s) of violation or period(s) of time required for litigation to enforce the provisions of this Paragraph 5.A(i)) (the “Restricted Period”), Employee shall not, without the prior written authorization of the Company, accept, obtain, or hold a position as an employee, consultant, agent or contractor or invest in or provide financing to a Competitor within the Restricted Territory.
(ii)     Should Employee violate the provisions of Paragraph 5.A (i), the Company shall be entitled to remedies set forth in Paragraph 8 hereof, as well as to all other remedies allowed by law.

(iii)    Notwithstanding the foregoing, Employee may, solely as a passive investor, own capital stock of a publicly held corporation, which is actively traded in the over-the-counter market or is listed and traded on a national securities exchange, which constitutes or is affiliated with a Competitor, so long as Employee's ownership is not in excess of five percent (5%) of the total outstanding capital stock of the Competitor.
B.Non-Solicitation of Company Employees.
(i)    Employee understands and agrees that the relationship between the Company and each of its employees constitutes a valuable asset of the Company and may not be converted to Employee's own use or benefit, or for the use or benefit of any other third party. Accordingly, Employee hereby agrees that during Employee's employment and during the Restricted Period, Employee shall not, without the Company's prior written consent, directly or through any other person (A) solicit or recruit for employment; hire; attempt to solicit or recruit for employment; attempt to hire; or accept as an employee, consultant, contractor, or otherwise, any Company employee, or (B) urge; encourage; induce; or attempt to urge, encourage, or induce, any Company employee to terminate his or her employment with Company; or (C) otherwise interfere with the Company's relationship with any Company employee.
(ii)    Should Employee violate the provisions of Paragraph 5.B (i), the Company shall be entitled to remedies set forth in Paragraph 8 hereof, as well as to all other remedies allowed by law.
C.Non-Disclosure of Confidential Company Information; Trade Secret Protections. Employee recognizes and acknowledges that during the course of Employee's employment, the Company has provided and will continue to provide Employee with exposure and access to Confidential Company Information and Trade Secrets of the Company, or confidential information belonging to other third parties who may have furnished such information to the Company under obligations of confidentiality. Employee, therefore, agrees that during Employee's employment with the Company and at all times after Employee's Termination Date, Employee shall not disclose any such Confidential Company Information or Trade Secrets, or other information subject to an obligation of the Company to keep confidential, to any third party not employed by or otherwise expressly affiliated with the Company for any reason or purpose whatsoever, and shall not use such Confidential Company Information or Trade Secrets except on behalf of the Company.
D.Employee Acknowledgement. Employee acknowledges and agrees that (i) the restrictive covenants in this Paragraph 5 are reasonable in time, territory and scope, and in all other respects; (ii) should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement; and (iii) if any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities or definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be redefined, or a new enforceable term provided, such that the intent of the Company and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws. The restrictive covenants contained herein shall be construed as agreements independent of any other provision in this Agreement and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this restrictive covenant. Any decision in one state or jurisdiction invalidating or holding unenforceable any provision of this Paragraph 5 shall not be binding in any other state or jurisdiction.
6.     Other Post-Termination Covenants.
A.    Employee agrees that Employee shall resign and does resign from all positions as an officer and director of the Company and from any other positions affiliated with the Company, with such resignations to be effective upon Employee's Termination Date.
B.    Upon Employee's Termination Date, Employee agrees not to make any statements to the Company's employees, customers, vendors, or suppliers or to any public or media source, whether written or oral, regarding Employee's employment or termination from the Company's employment, except as may be approved in writing by an executive officer of the Company. Employee further agrees not to make any statement (including to any media source, or to the Company's suppliers, customers or employees) or take any action that would disrupt, impair, embarrass, harm or affect adversely the Company or any of the employees, officers, directors, or customers of the Company or place the Company or such individuals in any negative light.
C.     Following Employee's Termination Date, Employee covenants to provide further advice and assistance to the Company as may be required from time to time, and to provide all information available to Employee on matters handled by and through Employee while employed by the Company or of which Employee has personal knowledge, and by making available to the Company at reasonable times and circumstances, upon request by the Company, information pertinent to its operations in Employee's possession; and, to the extent that it is necessary, to cooperate with and assist the Company to conclude any matters that are pending and which may require Employee's assistance; provided, that Employee shall be paid reasonable compensation (according to the Company's regular payroll practices for Senior Vice Presidents) by the Company in the event Employee is required to expend substantial time in the performance of such services; and provided further, that Employee may perform such services in a manner that does not unreasonably interfere with other employment obtained by Employee. Employee shall be reimbursed for any expenses reasonably incurred by Employee in the performance of the covenants herein set forth in this Paragraph 6.C, provided, however, that the Company shall not have any duty to reimburse any expenses unless such expenses are documented (in a manner required of Senior Vice Presidents making claims for reimbursement of business-related expenses) within 90 days of being incurred. Expenses payable pursuant to the immediately preceding sentence shall be paid on the 30th day following Company's receipt of the required documentation.
In addition, Employee agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company's counsel,

Employee's assistance or cooperation is needed. Employee shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company's request in order to fulfill this obligation. In connection with such litigation or investigation, the Company shall attempt to accommodate Employee's schedule, shall reimburse Employee (unless prohibited by law) for any actual loss of wages in connection therewith, shall provide Employee with reasonable notice in advance of the times in which Employee's cooperation or assistance is needed, and shall reimburse Employee for any reasonable expenses incurred in connection with such matters, provided, however, that the Company shall not have any duty to reimburse any loss of wages and/or expenses unless such wages and/or expenses are documented (in a manner required of Senior Vice Presidents making claims for reimbursement of business-related expenses) within 90 days of being incurred. Lost wages and/or expenses payable pursuant to the immediately preceding sentence shall be paid on the 30th day following Company's receipt of the required documentation.
7.    Delivery of Property upon Termination. Upon Employee's Termination Date, Employee shall, as soon as possible but no later than two (2) days from Employee's Termination Date, surrender to the Company all Confidential Company Information and Trade Secrets in Employee's possession and return to the Company all Company property in Employee's possession or control, including but not limited to, all paper records and documents, laptop, computer disks, flash drives and access cards and keys to any Company facilities.
8.     Enforcement of Restrictions in Paragraphs 5 and 6. Because Employee's services to the Company are special and unique and because Employee has been exposed to and has had access to Confidential Company Information and Trade Secrets, Employee and the Company agree that any breach or threatened breach of the provisions of Paragraphs 5.A(i), 5.B(i), 5.C, and 6 would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. In the event of a breach or threatened breach of Paragraphs 5.A(i), 5.B(i), 5.C, or 6 of this Agreement, the Company or its successors or assigns may, in addition to any other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance; temporary, preliminary, and permanent injunctive relief;

expedited discovery; or other equitable relief in order to enforce or prevent any violations of any such provisions (without posting a bond or other security). The Company shall be specifically entitled to an injunction restraining Employee from disclosing any Confidential Company Information or Trade Secrets, and, further, from accepting or continuing any employment with or rendering any services, or continuing to render services, to any such third-party to whom any Confidential Company Information or Trade Secret has been disclosed or is threatened to be disclosed by Employee.
In addition to the foregoing and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Employee violates any provision of Paragraphs 5.A(i), 5.B(i), 5.C, and 6 of this Agreement: (i) any compensation, benefits and/or Termination Compensation then or thereafter due from the Company to Employee shall be terminated forthwith; (ii) the Company's obligation to pay or provide and Employee's right to receive such compensation, benefits and/or Termination Compensation shall terminate and be of no further force or effect; and (iii) upon demand by the Company, Employee shall repay to the Company any such compensation, benefits and/or Termination Compensation previously paid by the Company; in each case without limiting or affecting Employee's obligations under such Paragraphs 5.A(i), 5.B(i), 5.C, or 6 or the Company's other rights and remedies available at law or in equity, and provided that at least $20,000 of such compensation, benefits and/or Termination Compensation shall be retained by Employee representing the consideration Employee received in exchange for Employee's release and waiver of rights or claims under Paragraph 10 of this Agreement.
9.    Employee's Disclosure Obligation. Employee shall notify any prospective employer with whom Employee seeks to be employed of the restrictive covenants included in this Agreement. Absent such notification by Employee, the Company may provide the prospective employer with notification.
10.    Waiver and Release. In consideration for the payments and benefits provided and to be provided hereunder, Employee agrees that Employee will, upon termination of employment, and in no event later than 60 days after Employee's Termination Date, as a condition to the Company's obligation to pay any severance benefits under this Agreement, deliver to the Company a fully executed release agreement in a form acceptable to the Company and which shall fully and irrevocably release and discharge the Company, its directors, officers, agents and employees from any and all claims, charges, complaints, liabilities of any kind, known or unknown, owed to Employee.
11.     Special Provisions. This Agreement shall be binding on and inure to the benefit of any successor to or assignee of the Company, and Employee specifically agrees on demand to execute any and all necessary documents in connection with the performance of this Agreement. No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of this Agreement. If any provision of this Agreement shall be declared invalid or unenforceable as a matter of law, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement or of the remainder of this Agreement as a whole.
12.     Complete Agreement. This Agreement sets forth all of the terms of the understanding between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. This Agreement revokes and supersedes all prior or contemporaneous agreements, representations, promises and understandings, whether written or oral, between the parties [to be filled in as applicable: “except for that Agreement(s) dated _______ and entitled __________” or “including without limitation the __________ Agreement between Employee and Company dated _____”].
13.    Choice of Law; Consent to Jurisdiction. This Agreement shall be governed by and construed under the substantive laws of the State of Delaware without regard to its choice of law or conflict of law principles. Employee hereby expressly and irrevocably consents to the exclusive venue and jurisdiction of the United States District Court for the Western District of North Carolina, or any state court in Mecklenburg County, North Carolina.
14.    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, if mailed by registered, certified or express mail, postage prepaid, or if delivered to a recognized courier service, addressed to Employee at the address shown on the Company's records for tax reporting purposes or to the Company as follows (or in either case to such other address as one party shall give the other in the manner provided herein):
Family Dollar Stores, Inc.        Chairman of the Board
Post Office Box 1017
Charlotte, NC 28201-1017

With copy to:    General Counsel
Family Dollar Stores, Inc.
Post Office Box 1017
Charlotte, NC 28201-1017
15.    Section 280G Policy. In accordance with the Family Dollar Stores, Inc. Policy Regarding Tax Adjustments for Certain Severance Benefits, dated November 18, 2008, notwithstanding anything in this Agreement or the 2006 Incentive Plan to the contrary, in the event it shall be determined that any payment or distribution of any type to Employee, pursuant to this Agreement or the 2006 Incentive Plan, is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, such payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the excise tax), than if Employee received all of the payments.  The Company shall reduce or eliminate the payments, by first reducing or eliminating the portion of the payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.  All determinations concerning the application of this Section shall be made by a nationally recognized firm of independent accountants or any nationally recognized financial planning and benefits consulting company, selected by the Company and reasonably satisfactory to Employee, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants shall be borne by the Company.  The Company shall hold in confidence and not disclose, without Employee's prior written consent, any information with regard to Employee's tax position which the Company obtains pursuant to this provision.
16.    Compliance with Code Section 409A. This Agreement is intended to comply with Code Section 409A, to the extent applicable. Notwithstanding any provision herein to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent. Each separate installment under this Agreement shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Code Section 409A. In addition, in the event that Employee is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination of Employee's employment), any payment or benefits hereunder that are nonqualified deferred compensation subject to the requirements of Section 409A of the Code shall be provided to Employee no earlier than six (6) months after the date of Employee's “separation from service” within the meaning of Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement all as of the day and year first above written.
FAMILY DOLLAR STORES, INC.
By:________________________________
Title:
Attest:
__________________________
EMPLOYEE
______________________________